STOCK PURCHASE AGREEMENT

BETWEEN

THE BUYER

SONIC JET PERFORMANCE, INC.

AND
THE SELLERS

T S GROUP, LLC.
GARTH BARRETT

DATED

JUNE 13, 2002














        THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of June 13, 2002, is made by and between Sonic Jet Performance, Inc. a Colorado Corporation ("SJET"), the buyer, and Garth Barrett, an individual and T S Group, LLC. a Texas Limited Liability Corporation, the Sellers (hereafter "Seller") of Common Stock of Technical Solutions Group, Inc. a Nevada Corporation ("TSG").

        WHEREAS SJET and Seller have agreed that SJET shall purchase all common and preferred (if any) stock of TSG owned by Seller, with each corporation surviving pursuant to their respective state's laws.

        NOW THEREFORE, in consideration of the mutual promises and of the terms, conditions, representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Agreement to Purchase Shares.   Upon
the terms and subject to the conditions of this Agreement, SJET hereby agrees to purchase
One Hundred percent (100%) of the issued and outstanding common stock of TSG (the "Purchase Price"). Seller currently has twenty four thousand (24,000) shares of issued and outstanding common stock and, SJET will purchase twenty four thousand (24,000) shares of issued common stock of TSG (the "Common Stock"). Garth Barret and T S Group, LLC. hold the Common Stock.
1.2 Consideration for Share Purchase. In exchange for the Common Stock of Seller, SJET agrees to deliver Four Hundred Thousand Dollars ($400,000) for working capital as detailed in 1.2(iii) and exchange Six Million Shares (6,000,000) of Sonic Jet Performance, Inc. (OTCBB:SJET). The shares shall be allocated to the Seller as follows: (i) Garth Barrett, to receive 2,000,000 shares of Sonic Jet Performance Common Stock in exchange for 8,000 shares of TSG Common Stock, (ii) T S Group, LLC to receive 4,000,000 shares of Sonic Jet Performance Common Stock in exchange for 16,000 shares of TSG Common Stock which is subject to a security interest from a note due to TSG from T S Group. A copy of the Note and Security Agreement is attached in Exhibit A., (iii) Two hundred thousand ($200,000) of working capital within fifteen (15) days of closing and Two hundred thousand dollars ($200,000) of working capital within forty-five
(45) from closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF  TECHNICAL
SOLUTIONS GROUP, INC.

         TSG represents and warrants to, and agrees with SJET as follows:

2.1 Organization. Technical Solutions Group, Inc. ("TSG") is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. TSG has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. TSG is duly qualified to do business and in good standing in each jurisdiction in which its property or business makes such qualification necessary. TSG has heretofore delivered to SJET true, accurate and complete copies of TSG's Articles of Incorporation and By-Laws as in effect on the date hereof and minutes of all meetings of shareholders and directors of TSG held through and including the date of this Agreement. TSG is not in violation of any of the provisions of its Articles of Incorporation nor its By-Laws.

2.2 Authority Relative to this Agreement. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by Seller and, no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement, enforceable against it in accordance with it terms.

        2.3     No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) to the best knowledge of Seller after due inquiry ("Best Knowledge"), conflict with or violate any law, regulation, court order, judgment or decree applicable to Seller or TSG or by which its properties are bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of Seller or TSG pursuant to any contract to which it is a party or by which Seller or TSG or any of its respective properties is bound or affected.

(b) Except for compliance with applicable state securities laws, Seller and TSG are not required to submit any notice, report or other filing with any governmental entity or regulatory body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by Seller in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        2.4     Capitalization; Legality of Issuance of TSG.

(a) TSG has authorized capital stock of 25,000 shares of common stock, with no par value, of which twenty four thousand (24,000) shares are issued and outstanding. All the outstanding shares of capital stock of TSG have been duly authorized and are validly issued, fully paid and non-assessable. No options, warrants, conversion rights, subscriptions or purchase rights of any nature to acquire from TSG, or commitments of TSG to issue shares of capital stock or other securities are authorized, issued or outstanding, nor is TSG obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities. None of TSG's outstanding securities or authorized capital stock is subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of TSG, any stockholder, or any other person or entity. There are no restrictions on the transfer of shares of capital stock of TSG other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. There are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting or transfer of the capital stock of TSG. Subject to the filing of one or more Notices of Transaction pursuant to Nevada law, the offer and sale of all capital stock and other securities of TSG issued before the date hereof and to be issued hereafter complied with or were exempt or will comply with or be exempt from all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. TSG does not have outstanding, and has no obligation to grant or issue, any "phantom stock" or other right measured by the profits, revenues or results of operations of TSG or any portion thereof; or any similar rights.

(b) The Shares, when issued, sold and delivered in accordance with the terms hereof for the per share Purchase Price, will be validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws.

        2.5     Financial Statements.

(a) TSG's balance sheets as of March 30, 2002 (the "March 2002 Balance Sheet"), and the related statements of income and retained earnings for the three months ended March 30, 2002, (the "Company Financial Statements") which have been compiled by Seller and which have been prepared by Gamble Givens & Moody LLC, certified public accountants, copies of which have been delivered to SJET, fairly represent the financial condition of TSG as of said dates and the results of its operations for the periods then ended. TSG shall employ its best efforts to deliver audited consolidated financial statements within ninety (90) days of the date hereof which shall be prepared in conformity with Generally Accepted Accounting Principles ("GAAP") consistently applied for the periods covered (the "Audited Financial Statement"). The Audited Financial Statements (i) shall be prepared in accordance with GAAP applied on a consistent basis; (ii) in accordance with the books and records of TSG; and (iii) shall present fairly the financial position and results of operations of TSG at the dates and for the periods to which they relate. TSG has maintained its books of account in accordance with GAAP applied on a consistent basis, and such books and records are, and during the periods covered by TSG Financial Statements were, correct and complete in all material respects, fairly and accurately reflect and reflected the income, expenses, assets and liabilities of TSG, and provide and provided a fair and accurate basis for the preparation of TSG Financial Statements and of the tax returns and reports of TSG.,

(b) Except and as to the extent reflected in TSG's March 30, 2002 Balance Sheet prepared by Gamble Givens & Moody, and TSG's internal Balance Sheet dated June 13, 2002., TSG did not have any direct or indirect liabilities, whether due or to become due, or arising out of transactions entered into, or any state of facts existing, on or prior to March 30, 2002, which would be required to be reflected on TSG's Interim Balance Sheet in accordance with GAAP.

        2.6     Real and Personal Property.

(a) TSG owns no real property. TSG has delivered to SJET correct and complete copies of leases and subleases for all real property leased or sublease by TSG. With respect to each such lease and sublease:

(i) the lease or sublease is legal, valid, binding, enforceable against TSG respectively, as to lessor, the lease is in full force and effect;

(ii) except for the lessor's consent to the Combination Transaction, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms following the consummation of the transaction contemplated hereby;

(iii) TSG is not in breach or default, and no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration there under;

(iv) there are no disputes, oral
agreements, or forbearance programs in
effect as to the lease or sublease;

(v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease;

(vi) TSG has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub leasehold;

(vii) all facilities leased or subleased there under have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

(viii) all facilities lease or subleased there under are supplied with utilities and other services necessary for the operation of said facilities.

(b) TSG has good and marketable title to, or valid leasehold interests in, all other assets used or held for use in the conduct of its business, including, without limitation, the assets reflected on the March 30, 2002 Balance Sheet or acquired after the date thereof (other than those which have been disposed of in the ordinary course of business since such date), free and clear of any liens, other than liens reflected on the March 30, 2002 Balance Sheet, and liens for taxes not yet due and payable. All of the assets owned or leased by TSG are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained. There are no material capital expenditures currently contemplated or necessary to maintain the current business of TSG.

2.7 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the March 30, 2002 Balance Sheet, and the June 13, 2002 internal balance sheet TSG does not have at that date any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with GAAP.

2.8 Absence of Certain Changes. Since March 30, 2002, (i) there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Seller, and (ii) nothing has occurred relative to the business or prospects of TSG that would have a material adverse effect on the future business of TSG.

2.9 Litigation. No investigation or review by and governmental entity or regulatory body, foreign or domestic, with respect to TSG is pending or, to the Best Knowledge of TSG, threatened against TSG, and no governmental entity or regulatory body has advised TSG of an intention to conduct the same. There is no claim, action, suit, investigation or proceeding pending or, to the Best Knowledge of TSG, threatened against affecting TSG at law or in equity or before any federal or state, municipal or other governmental entity or regulatory body, or which challenges the validity of the Agreement or any action taken or to be taken by TSG pursuant to this Agreement. As of the date hereof, TSG is not subject to, nor is there in existence any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to TSG.

        2.10    Contracts.

(a) TSG has provided SJET with the following contracts, agreements, leases, licenses, arrangements, commitments, sales orders, purchase orders or any claim or right or any benefit or obligation arising there under or resulting there from and currently in effect, whether oral or written, to which TSG is a party ("Contracts"):

(i) any Contract (or group of related Contracts) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to TSG, or involve consideration in excess of $10,000;

(iii) any Contract concerning a partnership or joint venture;

(iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a lien on any of its assets, tangible or intangible;

(v) any Contract concerning confidentiality or noncompetition;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) any Contract under which its has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(viii) any Contract under which the consent of the other party thereto is required in connection with the assignment of such Contract in connection with the transaction contemplated hereby;

(ix) any Contract under which the
consequences of a default or termination could have a material adverse effect on TSG; or

(x) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $10,000.

(b) All Contracts have been duly authorized and delivered by TSG and, any third party thereto, are in full force and effect against TSG and constitute the valid and binding obligations of TSG and, the respective parties thereto enforceable in accordance with their respective terms. As to the Contracts, (i) there are no existing breaches or defaults by TSG there under or, by the other parties to such Contracts; (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by TSG there under or give cause for termination thereof, provided that insofar as the foregoing representation involves the actions or omissions of parties other than TSG, it shall be limited to the Best Knowledge of TSG; (iii) none of them will result in any loss TSG upon completion or performance thereof; and (iv) none of the parties to the Contracts have expressed and indication to TSG of their intention to cancel, renegotiate, or exercise or not exercise any option under any such Contract.

        2.11    Intellectual Property.

(a) TSG owns or has the right to use pursuant to license, sublicense, agreement, or permission all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) mask works and all applications, registrations, and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blueprints, sketches, storyboards, models, engineering drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) computer software (including data and related documentation;
(vii) other proprietary rights and know-how; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) licenses and sublicenses granted and obtained with respect thereto, and rights there under ("Intellectual Property") necessary for the operation of the businesses of TSG and as proposed to be conducted,

(b) TSG has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual property rights of third parties, and TSG has never received and charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TSG must license or refrain from using any Intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of TSG.

(c) With respect to each item of Intellectual
Property owned by TSG:

(i) TSG possesses all right, title,
and interest in and to the item, free
and clear of any lien, license or other
restriction;

(ii) the item is not subject to any o
utstanding injunction, judgment, order,
decree, ruling or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

(iv) TSG has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) With respect to each item of Intellectual Property used by TSG pursuant to any license, sublicense, agreement or permission:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject generally to the laws of bankruptcy and reorganization;

(ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration there under;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) TSG has never granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(e) TSG does not, and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

        2.12    Software.

(a) Except with respect to software programs licensed to TSG, TSG is in actual possession of the source code of each software program used in connection with its business, and TSG is in possession of all other documentation reasonably necessary for the effective use of each software program.

(b) There are no defects in any of the software offered by TSG in connection with its business which would in any material and adverse respect affect the functioning of any such software in accordance with the specifications therefore published by TSG or heretofore provided to any customers or prospective customers of TSG, and each piece of such software, together with all know-how and processes used in connection therewith, functions as intended, conforms to all applicable industry standards, contains all current revisions of such software and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by TSG in the conduct of its business.

        2.13    Receivables; Payables.

(a) All accounts receivable of TSG which are or will be reflected on TSG Financial Statements will arise in the ordinary course of business out of bona fide sales and deliveries of goods, services or other business transactions. All accounts receivable of TSG are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims of which TSG is aware, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

(b) All accounts payable (including, without limitation, Taxes payable) reflected on the TSG's interim Balance Sheet have been and are being paid in the ordinary course of its business and consistent with past practice.

2.14 Licenses, Permits and Consents; Compliance with Applicable Law.

(a) TSG possesses all licenses and permits which individually or in the aggregate are material to the conduct of the business of TSG or any of its employees by reason of such employee's activities on behalf of TSG under applicable law or required by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of TSG, and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby. TSG has not received notice and has no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

(b) TSG is not in material violation or breach of any, and the business and operations of TSG comply in all material respects and are being conducted in accordance with, all material governing laws, regulations and ordinances applicable thereto, and TSG is not in material violation of or in material default under any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

        2.15    Insurance.      TSG maintains insurance covering
SG's properties and business adequate and customary for the type and scope of the properties, assets and business, and similar to companies of comparable size and condition similarly situated in the same industry in which TSG operates, but in any event in amounts sufficient to prevent TSG from becoming a co-insurer or self-insurer, with provision for reasonable deductibles and following the Effective Time, TSG will use its reasonable best efforts to obtain as promptly as practicable comparable coverage under policies in TSG's own name and on commercially reasonable terms.

        2.16 Tax Matters. TSG has timely filed all required federal, state, local, foreign and other governmental Tax returns and reports required to be filed by it for all taxable periods ending on or before the date hereof. As of the time of filing, such returns and reports were true, complete and correct, and were made on a proper basis. All federal, state, local and foreign income, unincorporated business, gross receipts, franchise, profits, property, capital, intangibles, employment, excise or other taxes, fees, stamp taxes, duties, penalties, assessments, governmental charges or other payments (collectively "Tax" or "Taxes") for all periods up to and including the date hereof have been duly paid or withheld, or will be on the date hereof, and adequately reserved for or withheld in accordance with GAAP applied on a consistent basis.

        2.17 Books and Records. The corporate minute books, stock certificate books, stock registers and other corporate records of TSG are correct and complete in all material respects, and the signatures appearing on all documents contained therein are true signatures of the persons purporting to have signed the same.

2.18 Entire Business. No portion of the business of TSG business is conducted by third parties and all of the assets necessary for the conduct of the business of TSG, as presently conducted are owned by TSG. All such assets are exclusively owned or leased and used by TSG, and its customers.

        2.19 Employee Benefit Plans. Each employee benefit plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Internal Revenue Code ("IRS Code"), and other applicable laws. All required reports and descriptions have been filed or distributed appropriately with respect to each such employee benefit plan.

        2.20    Suppliers and Customers.

(a) TSG has no knowledge or information or reason to believe that any significant supplier has ceased, or intends to cease, to sell goods or services to TSG, or has substantially reduced, or intends to substantially reduce, the sale of such goods or services either as a result of the transaction contemplated by the Agreement or otherwise, or intends to sell such goods and services other than on terms and conditions similar to those imposed on prior sales to TSG.

(b) TSG has no knowledge that any of its significant customers has ceased, or intends to cease, to purchase goods from TSG, either as a result of the transaction contemplated hereby or otherwise.

2.21 Product Warranties, Product Return Policies and Service Warranties. Each product or service developed, sold or provided by TSG has been in conformity with all applicable contractual commitments and all express and implied warranties, and TSG has no liability for replacement or repair thereof or other damages in connection therewith. No product or service developed, sold or provided by TSG is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. There are no pending and suspected claims or demands threatened claims or demands, seeking return, replacement and,/or repair of products pursuant to warranties extended by TSG prior to the date hereof.

        2.22    Employees; Labor Matter.

(a) No officer, employee or consultant of TSG is, or, to TSG's knowledge, is now anticipated to be in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, or consultant to be employed or engaged by TSG because of the nature of the business conducted or to be conducted by TSG or relating to the use of trade secrets or proprietary information of others or the continued employment or engagement of TSG's officers, employees or consultants does not subject TSG to any liability with respect to any one of the foregoing matters.

(b) No officer, consultant or key employee of TSG whose termination, either individually or in the aggregate, could have a material adverse effect on TSG, has terminated since the date hereof or has any present intention of terminating, his employment or engagement with TSG, nor has any such person been, or been proposed to be, terminated by TSG.

(c) TSG is not a party to any collective bargaining agreements. There is no unfair labor practice or employment discrimination or other employment related complaint, grievance or proceeding against either TSG or against any person or entity with respect to any employee of TSG pending or threatened before the National Labor Relations Board or any federal, state, local or foreign governmental entity or regulatory body. There is no basis for any such complaint, grievance or proceeding.

(d) TSG is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. TSG has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees qualifying as beneficiaries there under. TSG enjoys satisfactory relations with its employees and agents.

2.22 Environmental, Health and Safety Matters. TSG is not in violation of any applicable statute, law or regulation relating to the environment or occupational safety and health, and to the Best Knowledge of TSG, no material expenditures will be required in order to comply with any such statute, law or regulation.

2.23 Absence of Certain Business Practices. TSG's directors, officers, employees or agents, nor any other person or entity or entity acting on its or their behalf has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity or entity that is or may be in a position to help or hinder the business of TSG or assist TSG in connection with any actual or proposed transaction which (i) might subject TSG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) might have had a material adverse effect on TSG if not given in the past, or
(iii) might materially adversely affect the condition (financial or otherwise), business, assets, liabilities, operations or prospects of TSG, or which might subject TSG to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

        2.25 Broker's or Finder's Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of TSG who might be entitled to any fee or commission from TSG upon consummation of the Stock Purchase Agreement.

        2.26 Disclosure. Neither the Offering, this Agreement nor any certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of TSG, or by any of TSG's directors, or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to TSG which materially and adversely affects or which may materially and adversely affect its business prospects, financial condition, or its assets, which has not been set forth in this Agreement, or any certificates or statements furnished in writing.

2.27 Transactions in the Common Stock. Except as contemplated hereby, TSG has not sold, offered to sell, or granted any option to purchase any contract to sell any of its Common Stock during the twelve (12) month period preceding the date hereof.

ARTICLE III

MISCELLANEOUS

        3.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expense incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

        3.2 Survival of Agreements. All covenants, agreements, representations and warranties made herein, and the indemnification provisions herein, shall survive the execution and delivery of this Agreement, and all statements contained in any certificate or other instrument delivered by Seller hereunder or there under or in connection herewith or therewith shall be deemed to constitute representations and warranties made by Seller.

        3.3 Parties in Interest. All representations, warranties, covenants and agreements contained in this Agreement shall be binding and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. SJET can assign this agreement.

        3.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or entity, by overnight express mail or mailed by certified or registered mail, return receipt requested, addressed as follows:

                (a)     If to SELLER:

                        Garth Barrett
                        Technical Solutions Group, Inc.
                        2031 Ave. B, Bldg 44
                        North Charleston, SC 29405

T S Group
5956 Sherry Lane; Suite 1616
Dallas, Texas 75225-8027
Attn: Edward R. Fearon


                (b)     If to BUYER:

                        Sonic Jet Performance, Inc.
15662 Commerce Lane
Huntington Beach, CA 92649
Attn: Rao Mankal


        or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

        3.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws provisions. Venue for any legal action arising out of this Agreement shall be Orange County, California.

        3.6 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the sole and entire agreement of the parties and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        3.8     Amendments.      This Agreement may not be amended
or modified, and no provisions hereof may be waived, without the written consent of Seller.

        3.9 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision of this Agreement shall not be affected thereby.

        3.10 Headings and Subheadings. The headings and subheadings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

3.11 Effectiveness; Binding Effect; Assignment.
This Agreement shall be binding upon and inure to the benefit of Seller, and their respective successors and assigns.

        3.12 Further Assurances. From and after the date of this Agreement, upon the request of SJET or Seller, SJET and Seller shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm, carry out and to effectuate fully the intent and purposes of this Agreement and the Purchase Agreement.



        IN WITNESS WHEREOF, the Shareholders of
Technical Solutions Group, Inc., the Officers of Technical Solutions Group, Inc., and Sonic
Jet Performance have executed this Agreement as of this day and year first written above.

SELLING SHAREHOLDERS

MANAGER, SHAREHOLDER of
T S GROUP, LLC

/s/ Edward R. Fearon
By:  Edward R. Fearon
Managing Director,
Shareholder, T S Group


GARTH BARRETT, an individual


/s/ Garth Barrett
By:  Garth Barrett
Shareholder, an individual


PURCHASER

SONIC JET PERFORMANCE, INC.


/s/ Rao Mankal
By:  Rao Mankal
Chief Financial Officer,
Sonic Jet Performance


TECHNICAL SOLUTIONS GROUP, INC.


TECHNICAL SOLUTIONS GROUP, INC.


/s/ Garth Barrett
By:  Garth Barrett
President, Director,
Shareholder



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